Exhibit 99.1

CONSENT OF INTREPID PARTNERS, LLC

Conflicts Committee of the Board of Directors

Hess Midstream Partners GP LLC

1501 McKinney Street

Houston, Texas 77010

Dear Members of the Conflicts Committee:

We hereby consent to the inclusion of our opinion letter, dated October 3, 2019, to the Conflicts Committee of the Board of Directors of Hess Midstream Partners GP LLC as Annex C to, and the reference to such opinion letter under the headings “Questions and Answers about the Restructuring,” “Summary—Opinion of Intrepid as Financial Advisor to the Conflicts Committee” and “The Restructuring—Opinion of Intrepid as Financial Advisor to the Conflicts Committee” in, the prospectus relating to the restructuring of Hess Midstream LP and its subsidiaries through a series of transactions, which prospectus forms a part of the Registration Statement on Form S-4 of Hess Midstream LP filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ John Nesland
John Nesland
Managing Director

October 4, 2019